Consent of Independent Registered Public Accounting Firm

The Board of Directors
INTL FCStone Inc.:

We consent to the use of our reports dated December 9, 2015 with respect to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated December 9, 2015, on the consolidated financial statements refers to a change in presentation of sales and cost of sales for a portion of the precious metals business.

Our report dated December 9, 2015, on the effectiveness of internal control over financial reporting as of September 30, 2015, contains an explanatory paragraph that states management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2015 excluded G.X. Clarke & Co. (G.X. Clarke), acquired with effect from January 1, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of G.X. Clarke.

/s/ KPMG LLP

Kansas City, Missouri
March 3, 2016